Exhibit 99.2

EyeGate Pharmaceuticals Announces Management Transition In Support of Strategic Transformation

- Franz Obermayr, Ph.D. Appointed as Acting Chief Executive Officer, Transitioning From EVP Clinical Development -

- Stephen From Elevated from Chief Executive Officer to Executive Chairman -

WALTHAM, MA, February 01, 2021 – EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG), (“EyeGate” or the “Company”), a clinical-stage company developing products for treating inflammatory and immune diseases with a focus on the eye and nervous system, today announced that Franz Obermayr, Ph.D., Managing Director and former CEO of recently acquired Panoptes Pharma, was appointed as Acting Chief Executive Officer and will transition from his current role at EyeGate as EVP Clinical Development, effective February 1, 2021. As part of this transition, Stephen From will be elevated from his current role as President and CEO to providing strategic support as Executive Chairman.

“This management transition reflects the evolution of EyeGate as we embark on initiating a robust clinical program that is moving beyond ophthalmology with the intent to extend into a broad range of therapeutic areas,” said Dr. Obermayr. “The recent acquisition of Panoptes transformed EyeGate’s pipeline, bringing PP-001, a clinical-stage, next-generation, best-in-class inhibitor of Dihydroorotate Dehydrogenase (“DHODH”) with a validated immune-modulating mechanism and potential best-in-class specificity and potency to avoid off-target side effects and safety issues. I’m honored to take the helm during this new phase of growth and look forward to working with Stephen From, the Board and EyeGate management to fully exploit the clinical potential of PP-001, while leveraging the promising preclinical and clinical data we generated through Panoptes’ PP-001 development program.”

Mr. From commented, “As Co-Founder and former CEO of Panoptes, Franz is uniquely suited to lead EyeGate as it prepares to expand beyond ophthalmology. Franz‘s proven track record as a biomedical industry executive with expertise in global strategy and clinical and regulatory development, paired with his strong scientific acumen, will be invaluable as we advance our expanded pipeline. I, along with the entire Board, look forward to working with Franz and our impressive leadership team as we evolve into the new EyeGate.”

Dr. Obermayr was previously the Co-Founder and CEO of Panoptes Pharma, a privately held biotech company, which was acquired by EyeGate in 2020. Before joining the management team at EyeGate, Dr. Obermayr had a major role in the development, clinical milestones and regulatory strategic efforts for the Company’s transformative asset, PP-001, which has two novel formulations (PaniJect and PaniDrop). Prior to Panoptes, Dr. Obermayr was Head of Clinical Development at Nabriva Therapeutics AG, where he was responsible for all clinical programs – including Xenleta (Levamulin), which was approved by the U.S. Food and Drug Administration (FDA) for community-acquired bacterial pneumonia in 2019. His earlier career involved various positions at GPC-Biotech, most recently as Director Drug Discovery. He also played a key role in the commercialization of these programs by managing large collaborations with pharmaceutical companies. Prior to GPC-Biotech, he completed his postdoctoral studies at the Max-Planck Institute for Immunobiology in Freiburg. Dr. Obermayr earned his Ph.D. in biochemistry at the Imperial Cancer Research Fund in London.

About EyeGate

EyeGate is a clinical-stage pharmaceutical company developing and commercializing products for treating inflammatory and immune diseases with a focus on the eye and nervous system. PP-001, EyeGate’s lead clinical-stage drug product, is a next-generation, non-steroidal, immuno-modulatory and small-molecule inhibitor of Dihydroorotate Dehydrogenase (“DHODH”) with best-in-class picomolar potency and a validated immune modulating mechanism designed to overcome the off-target side effects and safety issues associated with DHODH inhibitors. PP-001 has been developed in two clinical-stage ophthalmic formulations; PaniJect, an intravitreal injection for inflammatory diseases of the eye including posterior uveitis, and PaniDrop, a novel nano carrier technology eye drop for ocular surface diseases such as viral conjunctivitis and dry eye disease. Intravenous and oral formulations are also in development for conditions outside the ocular space. In addition, EyeGate is developing Ocular Bandage Gel (“OBG”), a modified form of the natural polymer hyaluronic acid, designed to protect the ocular surface to permit re-epithelialization of the cornea and improve ocular surface integrity. OBG, with unique properties that help hydrate and protect the ocular surface, is in clinical evaluation for patients undergoing photorefractive keratectomy (“PRK”) surgery for corneal wound repair after refractive surgery and patients with punctate epitheliopathies (“PE”) as a result of dry eye. For more information, please visit www.EyeGatePharma.com.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s PP-001 and OBG products, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, certain risk factors described under the heading “Risk Factors” contained in EyeGate’s Annual Report on Form 10-K filed with the SEC on March 4, 2020 or described in EyeGate’s other public filings. EyeGate’s results may also be affected by factors of which EyeGate is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact

Corey Davis, Ph.D.

LifeSci Advisors

(646) 465-1138

cdavis@lifesciadvisors.com